UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34112	01-0616867
(Commission File Number)	(I.R.S. Employer Identification No.)

1717  Doolittle Dr. San Leandro, CA 94577
(Address if Principal Executive Offices)(Zip Code)

510-483-7370
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 12, 2010, the Board of Directors of Energy Recovery, Inc. adopted a 2010 cash bonus plan for the company’s executive officers and a salary adjustment plan for the company’s Board of Directors.

Under the 2010 cash bonus plan, executive officers and certain other employees will be eligible for cash bonuses only if the company achieves an earnings per share target set by the Board of Directors.  Once the company exceeds that financial threshold, the company will fund a bonus pool.  Fifty percent (50%) of every dollar of earnings over that earnings per share threshold will be placed into the bonus pool.  Bonuses will be paid from the pool on a pro-rata basis based on each individual's percentage achievement toward established performance goals.  Cash bonuses for executive officers who achieve 100% of their performance goals are targeted at thirty (30%) of their respective base salaries.  The bonus pool will be capped at two (2) times the aggregate on-target bonus potential for participating employees, and any additional bonus awards beyond an employee’s targeted bonus for 100% achievement of his or her performance goals will be awarded at the discretion of the Compensation Committee of the Board of Directors at the recommendation of the Chief Executive Officer (“CEO”) or Executive Chairman, in the case of the CEO.

Under the 2010 salary adjustment plan, compensation for each member of the Board of Directors, including the Executive Chairman and CEO, will be reduced by twenty (20%) percent from the level of his or her compensation in 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	1/19/10	/s/ Thomas Willardson
Thomas Willardson
(Chief Financial Officer)